EXHIBIT 99.1
BioMed Realty Trust, Inc.

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY, L.P. PRICES PRIVATE OFFERING OF
4.50% EXCHANGEABLE SENIOR NOTES DUE 2026
SAN DIEGO, Calif. – September 20, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that its operating partnership subsidiary, BioMed Realty, L.P., priced a private placement of $150.0 million aggregate principal amount of 4.50% Exchangeable Senior Notes due 2026 (the “Notes”). The operating partnership has granted to the initial purchasers of the Notes a 30-day option to purchase up to an additional $25.0 million aggregate principal amount of Notes to cover over-allotments, if any. The Notes will be senior unsecured obligations of the operating partnership, will be fully and unconditionally guaranteed by BioMed Realty Trust and will be exchangeable for cash or a combination of cash and shares of BioMed Realty Trust common stock.
The operating partnership intends to use the net proceeds from the sale of Notes to repay the outstanding indebtedness under its unsecured revolving credit facility and for other general corporate and working capital purposes.
Prior to September 1, 2026, upon the occurrence of specified events, the Notes will be exchangeable at the option of the holder into cash and, in certain circumstances, shares of BioMed Realty Trust common stock at an initial exchange rate of 26.4634 shares per $1,000 principal amount of Notes. The initial exchange price of approximately $37.79 represents a 20% premium over the last reported sale price per share of BioMed Realty Trust’s common stock on September 19, 2006, which was $31.49 per share. On or after September 1, 2026, the Notes will be exchangeable at any time prior to the business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of BioMed Realty Trust common stock at the above initial exchange rate. The initial exchange rate is subject to adjustment in certain circumstances.
Prior to October 6, 2011, the Notes will not be redeemable at the option of the operating partnership, except to preserve BioMed Realty Trust’s status as a real estate investment trust. On or after October 6, 2011, the operating partnership may redeem all or a portion of the Notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any.

The holders of the Notes may require the operating partnership to repurchase all or a portion of the Notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the Notes on each of October 1, 2011, 2016 and 2021, and upon certain designated events.
The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The Notes and the common stock issuable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. BioMed Realty Trust has agreed to file a registration statement regarding resales of the shares of common stock of BioMed Realty Trust issuable upon exchange of the Notes with the Securities and Exchange Commission within 180 days of the closing of this private placement. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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